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                                                                     Exhibit 21

                               Davox Corporation

                             List of Subsidiaries

Name of Subsidiary                      Jurisdiction of Incorporation
------------------                      -----------------------------
Davox (Asia Pacific) Pte. Ltd.          Singapore
Davox GmbH                              Germany
Davox (Canada) Inc.                     Nova Scotia
Davox (Europe) Limited                  England
Davox Sales Corporation                 Barbados
Davox Belgium S.P.R.L                   Belgium
Davox International Holdings, Inc.      Massachusetts
Davox Mexico, S. de R.L. de C.V.        Mexico
Davox Securities Corporation            Massachusetts